                                                                  EXHIBIT 99

Press Release

HENLEY HEALTHCARE ANNOUNCES SALE OF ENRAF-NONIUS, B.V. AND BELTON
FACILITY

SUGAR LAND, Texas--(BW HealthWire)--July 20, 2001--Henley Healthcare, Inc. (OTCBB: HENL - news; the "Company") has sold Enraf-Nonius, B.V. ("Enraf-Nonius"), an indirect, wholly-owned subsidiary of the Company which is located in Delft, The Netherlands. Enraf-Nonius was acquired by the Company on May 29, 1998, through its wholly-owned subsidiary, Henley Healthcare, B.V. ("Henley-B.V."). The sale, which was to a group of Dutch investors, was ordered by a Dutch court due to the substantial indebtedness owed to several creditors by Henley-B.V. Enraf-Nonius was sold for an undisclosed amount.

As previously reported, the Company has defaulted on its indebtedness owed to Comerica Bank Texas. Comerica Bank Texas has now foreclosed on the Company's Belton facility and the facility has been sold to a third party for approximately $500,000. The sale proceeds were used to reduce the indebtedness owed by the Company to Comerica Bank.

In addition to the remaining indebtedness owed to Comerica Bank, the Company has a substantial amount of outstanding indebtedness owed to Maxxim Medical and unpaid vendors. In the event the Company is unable to quickly restructure its outstanding indebtedness and secure additional financing, the Company will not have the funds to satisfy its obligations and may be required to seek protection under the federal bankruptcy laws.

Auditor and Director Resignations

Arthur Anderson LLP resigned as the independent auditors for the Company effective June 28, 2001.

The Company also announced that Tom Doodkorte and John van Groningen resigned from the Company's board of directors effective July 1, 2001. Mr. Len de Jong will remain as the sole member of the Company's board of directors.

Forward Looking Statements

This report includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results to differ materially from those currently anticipated, including the risks and uncertainties set forth from time to time in the Company's public reports and filings and other public statements.
Readers are cautioned to consider these risks and uncertainties and not place undue reliance on these forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this report.




                                        2